                                                                Exhibit 99(c)(2)


                  AGREEMENT, dated as of February 5, 1999, among TheBetterPlan ("TBP"), Inc., a Florida corporation ("Buyer"), and the holders (the "Stockholders") of the shares of common stock, $0.01 par value (the "Shares") of Computer Management Sciences, Inc., a Florida corporation (the "Company"), listed on the signature pages hereof.


                  In order to induce Buyer and certain of its affiliates to enter into an agreement and plan of merger (the "Merger Agreement") with the Company, Buyer has requested the Stockholders, and the Stockholders have agreed, to enter into this Agreement.

                  The parties hereto agree as follows:

                                    ARTICLE I

                                  STOCK OPTION

                  SECTION 1.1. GRANT OF STOCK OPTION. Each of the Stockholders hereby grants to Buyer an irrevocable option (the "Option") to purchase the number of shares opposite such Stockholder's name on the signature pages hereto and any additional Shares acquired by such Stockholder in any capacity (whether by exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities or by means of a purchase, dividend, distribution or otherwise) (such "Stockholder's Shares" and, collectively, the "Stockholder Shares") at a purchase price of $28.00 per Stockholder Share (as adjusted pursuant to Section 1.6, the "Purchase Price"). With respect to each Stockholder, such Stockholder's Shares do not include Shares held pursuant to
(i) the Company's Employee Stock Ownership Plan and Trust (the "ESOP") created pursuant to the Trust Agreement, dated as of November 17, 1989, between the Company and the trustee thereof or (ii) the Company's Profit Sharing-401(k) Plan dated December 30, 1994 (the "401(k) Plan").

                  SECTION 1.2. EXERCISE OF OPTION. (a) Subject to the conditions set forth in Section 1.5 hereof, the Option may be exercised by Buyer, in whole or in part, at any time or from time to time after the date hereof and prior to the 30th business day after the termination of the Merger Agreement in accordance with the terms thereof. In the event Buyer wishes to exercise the Option for all or some of the Stockholder Shares other than pursuant to the Offer (as defined in the Merger Agreement), Buyer shall send a written notice (the "Exercise Notice") to the Stockholders specifying the total number of Stockholder Shares it wishes to purchase pursuant to such exercise (and the corresponding number of each such Stockholder's Shares) and the place, the date (not less than one nor more than 20 business days from the date of the Exercise Notice) and the time for the closing of such purchase, provided that such date and time may be earlier than one day after the Exercise Notice if reasonably practicable. Each closing of a purchase of Stockholder Shares pursuant to this
Section 1.2(a) (a "Closing") shall take place at the place, on the date and at the time designated by Buyer in its Exercise Notice, provided that if, at the date of the Closing herein provided for, the conditions set forth in Section 1.5 shall not have been satisfied (or waived), Buyer may postpone the Closing until a date within five business days after such conditions are satisfied.

                  (b) Except to the extent otherwise provided in Section 1.2(c) below, Buyer shall not be under any obligation to deliver any Exercise Notice and may allow the Option to terminate without purchasing any Stockholder Shares hereunder; provided however that once Buyer has delivered to the Stockholders an Exercise Notice, subject to the terms and conditions of this Agreement, Buyer shall be bound to effect the purchase as described in such Exercise Notice.

                  (c) Buyer agrees that, if Buyer shall have accepted Shares for payment and purchased Shares pursuant to the Offer, Buyer shall, within ten business days of such purchase, exercise the Option in its entirety (or any remaining portion of the Option).

                  SECTION 1.3. CLOSING. At the Closing, (a) each Stockholder shall deliver to Buyer (in accordance with Buyer's instructions) a certificate or certificates (the "Certificates") representing all of such Stockholder's Shares, duly endorsed or accompanied by stock powers duly executed in blank and
(b) Buyer shall deliver to such Stockholder a certified or bank cashier's check or checks payable to or upon the order of such Stockholder in an amount equal to
(i) the number of such Stockholder's Shares being purchased at such Closing multiplied by (ii) the Purchase Price (the "Purchase Amount").

                  SECTION 1.4. AGREEMENT TO TENDER. Each of the Stockholders hereby agrees to validly tender (or cause the record owner of such shares to validly tender) upon the request of Buyer such Stockholder Shares. Upon receipt of instructions from the Buyer, each Stockholder shall deliver to the depositary (the "Depositary") designated in the Offer (i) a letter of transmittal with respect to such Stockholder's Shares complying with the terms of the Offer together with instructions directing the Depositary to make payment for such Shares directly to the Stockholder (but if such Shares are not accepted for payment or are withdrawn and are to be returned pursuant to the Offer, to return such Shares to such Stockholder whereupon they shall continue to be held by such Stockholder subject to the terms and conditions of this Agreement), (ii) the Certificates and (iii) all other documents or instruments required to be delivered pursuant to the terms of the Offer (such documents in clauses (i) through (iii) collectively being hereinafter referred to as the "Tender Documents"). No tender pursuant to this Section 1.4 will excuse any of the obligations of the Stockholders hereunder.

                  SECTION 1.5. CONDITIONS. The obligation of each Stockholder to sell Stockholder Shares at any Closing is subject to the following conditions:

                  (i) The representations and warranties of Buyer contained in
         Article IV shall be true and correct in all material respects on the date thereof as if made on such date;

                  (ii) All waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") applicable to such exercise of the Option shall have expired or been terminated;

                  (iii) There shall be no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, nor any statute, rule, regulation or order promulgated or enacted by any governmental authority, prohibiting or otherwise restraining such exercise of the Option; and

         (iv) The Buyer shall have commenced the Offer.

                  SECTION 1.6. ADJUSTMENT UPON CHANGES IN CAPITALIZATION OR MERGER. (a) In the event of any change in the Company's capital stock by reason of stock dividends, stock splits, mergers, consolidations, recapitalizations, combinations, conversions, exchanges of shares, extraordinary or liquidating dividends, or other changes in the corporate or capital structure of the Company which would have the effect of diluting or changing the Buyer's rights hereunder, the number and kind of shares or securities subject to the Option and the purchase price per Stockholder Share (but not the total purchase price) shall be appropriately and equitably adjusted so that the Buyer shall receive upon exercise of the Option the number and class of shares or other securities or property that the Buyer would have received in respect of the Stockholder Shares purchasable upon exercise of the Option if the Option had been exercised immediately prior to such event. Each Stockholder shall take such steps in connection with such consolidation, merger, liquidation or other such action as may be necessary to assure that the provisions hereof shall thereafter apply as nearly as possible to any securities or property thereafter deliverable upon exercise of the Option.

                  (b) In the event the consideration per Share to be paid by Buyer pursuant to the Offer is increased, the Purchase Price shall be similarly increased and in the event the Closing hereunder shall have occurred, Buyer shall promptly pay to each Stockholder the product of the amount of such increase in the Purchase Price multiplied by the number of such Stockholder's Shares as to which the Option has been exercised.

                                   ARTICLE II

                                 GRANT OF PROXY

                  SECTION 2.1. PROXY. Each Stockholder hereby revokes any and all previous proxies granted with respect to such Stockholder's Shares. Each Stockholder, by this Agreement, with respect to such Stockholder's Shares, does hereby constitute and appoint Buyer, or any nominee of Buyer, with full power of substitution, as its true and lawful attorney and proxy, for and in its name, place and stead, to vote each of such Stockholder's Shares as its proxy, at every annual, special or adjourned meeting, or solicitation of consents, of the stockholders of the Company (including the right to sign its name (as stockholder) to any consent, certificate or other document relating to the Company that the law of the State of Florida may permit or require) (i) in favor of the adoption of the Merger Agreement and this Agreement and approval of the Merger and the other transactions contemplated hereby and by the Merger Agreement, (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination between the Company and any person or entity (other than the Merger) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement not being fulfilled, and (iii) in favor of any other matter relating to consummation of the transactions contemplated by the Merger Agreement and this Agreement. Each Stockholder further agrees to cause such Stockholder's

Shares that are outstanding and owned by it beneficially to be voted in accordance with the foregoing. The proxy granted by each Stockholder pursuant to this Article II is irrevocable and is granted in consideration of Buyer's entering into this Agreement and the Merger Agreement; PROVIDED, HOWEVER, that such proxy shall be revoked upon termination of this Agreement in accordance with its terms.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                               OF THE STOCKHOLDERS

                  Each of the Stockholders severally represents and warrants to the Buyer that:

                  SECTION 3.1. VALID TITLE. Such Stockholder is the sole, true, lawful and beneficial owner of such Stockholder's Shares with no restrictions on such Stockholder's voting rights or rights of disposition pertaining thereto. At any Closing, such Stockholder will convey good and valid title to such Stockholder's Shares being purchased free and clear of any and all claims, liens, charges, encumbrances and security interests. None of such Stockholder's Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares.

                  SECTION 3.2. NON-CONTRAVENTION. The execution, delivery and performance by such Stockholder of this Agreement and the consummation of the transactions contemplated hereby (i) are within such Stockholder's powers, have been duly authorized by all necessary action (including any consultation, approval or other action by or with any other person), (ii) require no action by or in respect of, or filing with, any governmental body, agency, official or authority (except as required under the HSR Act), and (iii) do not and will not contravene or constitute a default under, or give rise to a right of termination, cancellation or acceleration of any right or obligation of such Stockholder or to a loss of any benefit of such Stockholder under, any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree, or other instrument binding on such Stockholder or result in the imposition of any lien on any asset of such Stockholder.

                  SECTION 3.3. BINDING EFFECT. This Agreement has been duly executed and delivered by such Stockholder and is the valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally. If this Agreement is being executed in a representative or fiduciary capacity, the person signing this Agreement has full power and authority to enter into and perform such Agreement.

                  SECTION 3.4. TOTAL SHARES. Each Stockholder is the record and Beneficial Owner of the number of Shares set forth next to such Stockholder's name on the signature pages hereto. Such Shares constitute all of the Shares owned of record or Beneficially Owned by such Stockholder (other than Shares held pursuant to the ESOP or the 401(k) Plan). Except as set forth on such signature pages, neither such Stockholder nor any beneficial owner or owners of such Stockholder's Shares own any options to purchase or rights to subscribe for or otherwise acquire any securities of the Company. Each Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in
Article II of this Agreement, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares beneficially owned by such Stockholder with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement. The terms "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

                  SECTION 3.5. FINDER'S FEES. No investment banker, broker or finder is entitled to a commission or fee from Buyer or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder.

                                   ARTICLE IV

                               REPRESENTATIONS AND
                               WARRANTIES OF BUYER

                  The Buyer represents and warrants to each of the Stockholders:

                  SECTION 4.1. CORPORATE POWER AND AUTHORITY. Buyer has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by the board of directors of Buyer and no other corporate action on the part of Buyer is necessary to authorize the execution, delivery or performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and is a valid and binding agreement of Buyer, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally.

                  SECTION 4.2. ACQUISITION FOR BUYER'S ACCOUNT. Any Stockholder Shares to be acquired upon exercise of the Option will be acquired by Buyer for its own account and not with a view to the public distribution thereof and will not be transferred except in compliance with the Securities Act of 1933.

                                    ARTICLE V

                          COVENANTS OF THE STOCKHOLDERS

                  Each of the Stockholders hereby covenants and agrees that:

                  SECTION 5.1. NO PROXIES FOR OR ENCUMBRANCES ON STOCKHOLDER SHARES. Except pursuant to the terms of this Agreement, such Stockholder shall not, without the prior written consent of Buyer, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares or (ii) acquire, sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect acquisition or sale, assignment, transfer, encumbrance or other disposition of, any Shares during the term of this Agreement. Such Stockholder shall not seek or solicit any such acquisition or sale, assignment, transfer, encumbrance or other disposition or any such contract, option or other arrangement or assignment or understanding and agrees to notify Buyer promptly and to provide all details requested by Buyer if such Stockholder shall be approached or solicited, directly or indirectly, by any person with respect to any of the foregoing.

                  SECTION 5.2. NO SHOPPING. Such Stockholder shall not directly or indirectly (i) solicit, initiate or encourage (or authorize any person to solicit, initiate or encourage) any inquiry, proposal or offer from any person to acquire the business, property or capital stock of the Company or any direct or indirect subsidiary thereof, or any acquisition of a substantial equity interest in, or a substantial amount of the assets of, the Company or any direct or indirect subsidiary thereof, whether by merger, purchase of assets, tender offer or other transaction or (ii) subject to the fiduciary duty under applicable law of such Stockholder as a director of the Company or a trustee of the ESOP or the 401(k) Plan (if such Stockholder is such a director or trustee), participate in any discussion or negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or participate in, facilitate or encourage any effort or attempt by any other person to do or seek any of the foregoing. Such Stockholder shall promptly advise Buyer of the terms of any communications it may receive relating to any of the foregoing.

                  SECTION 5.3. CONDUCT OF STOCKHOLDERS. Such Stockholder will not (i) take, agree or commit to take any action that would make any representation and warranty of such Stockholder hereunder inaccurate in any respect as of any time prior to the termination of this Agreement or (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

                  SECTION 5.4. DISCLOSURE. Each Stockholder hereby permits Buyer to publish and disclose in the offer documents and, if approval of the Company's shareholders is required under applicable law, a proxy statement (including all documents and schedules filed with the SEC) their identity and ownership of the Shares and the nature of their commitments, arrangements and understandings under this Agreement.

                                   ARTICLE VI

                                  MISCELLANEOUS

                  SECTION 6.1. EXPENSES. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

                  SECTION 6.2. FURTHER ASSURANCES. In the event the Buyer exercises the Option, the Buyer and the Stockholders will each execute and deliver or cause to be executed and delivered all further documents and instruments and use its best efforts to secure such consents and take all such further action as may be reasonably necessary in order to consummate the transactions contemplated hereby or to enable the Buyer and any assignee to exercise and enjoy all benefits and rights of the Stockholders with respect to the Option and the Stockholder Shares.

                  SECTION 6.3. ADDITIONAL AGREEMENTS. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations and which may be required under any agreements, contracts, commitments, instruments, understandings, arrangements or restrictions of any kind to which such party is a party or by which such party is governed or bound, to consummate and make effective the transactions contemplated by this Agreement.

                  SECTION 6.4. SPECIFIC PERFORMANCE. The parties hereto agree that the Buyer may be irreparably damaged if for any reason any Stockholder failed to sell such Stockholder's Shares (or other securities deliverable pursuant to Section 1.5) upon exercise of the Option or to perform any of its other obligations under this Agreement, and that the Buyer would not have an adequate remedy at law for money damages in such event. Accordingly, the Buyer shall be entitled to specific performance and injunctive and other equitable relief to enforce the performance of this Agreement by each Stockholder. This provision is without prejudice to any other rights that the Buyer may have against any Stockholder for any failure to perform its obligations under this Agreement.

                  SECTION 6.5. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to such party at its address set forth on the signature page hereto.

                  SECTION 6.6. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained in this Agreement shall survive delivery of and payment for the Stockholder Shares.

                  SECTION 6.7. AMENDMENTS. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

                  SECTION 6.8. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, PROVIDED that Buyer may assign its rights and obligations to any affiliate of Buyer and PROVIDED, FURTHER, that no Stockholder may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the Buyer.

                  SECTION 6.9. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the law of New York without giving effect to the principles of conflicts of laws thereof.

                  SECTION 6.10. JURISDICTION. Each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of any court of the United States located in the State of New York or of any New York state court in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

                  SECTION 6.11. COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                           TheBetterPlan ("TBP"), Inc.




                                           By:   /S/ STEVEN M. WOGHIN
                                               -----------------------
                                               Name:  Steven M. Woghin
                                               Title:  Vice President and Treasurer
                                               c/o Computer Associates International, Inc.
                                               One Computer Associates Plaza
                                               Islandia, New York  11788-7000
                                               Attention:   Sanjay Kumar
                                                            President and Chief Operating
                                                            Officer
                                               Fax:  516-342-3300

SHARES                  OPTIONS              SUNDOWN (1995) LIMITED PARTNERSHIP,
------                  -------              a Delaware limited partnership

1,417,438               0
                                             By:   DOWNUNDER (1995) COMPANY, INC.
                                                   as general partner

                                                   /S/ ANTHONY V. WEIGHT
                                                   ------------------------------
                                                   Name:  Anthony V. Weight
                                                   Title:  President
                                                   c/o Anthony V. Weight
                                                   13918 Mandarin Oaks Lane
                                                   Jacksonville, Florida  32223

SHARES                  OPTIONS
------                  -------

123,317                 182,982              /S/ ANTHONY V. WEIGHT
                                             ---------------------
                                             Anthony V. Weight
                                             13918 Mandarin Oaks Lane
                                             Jacksonville, Florida  32223


SHARES                  OPTIONS              FIRST ONEIDA (1995) LIMITED PARTNERSHIP,
------                  -------              a Delaware limited partnership
2,382,454               0
                                             By:   BULL GATOR, INC., as general partner

                                                   /S/ JERRY W. DAVIS
                                                   ------------------------------
                                                   Name:  Jerry W. Davis
                                                   Title:  President
                                                   c/o Jerry W. Davis
                                                   8210 Bahia Blanca Court
                                                   Jacksonville, Florida  32256

SHARES                  OPTIONS
------                  -------

0                       214,810              /S/ JERRY W. DAVIS
                                             ------------------
                                             Jerry W. Davis
                                             8210 Bahia Blanca Court
                                             Jacksonville, Florida  32256

SHARES                  OPTIONS
------                  -------

183,748                 179,000              /S/ LARRY A. LONGHI
                                             -------------------
                                             Larry A. Longhi
                                             14173 Pine Island Drive
                                             Jacksonville, Florida  32224

SHARES                  OPTIONS              CMSI CAPITAL, L.P., a Delaware limited
------                  -------              partnership
929,665                 0                    By:   CMSI INVESTORS, INC.,
                                                   as general partner

                                                   By:  /S/ W. ROBINSON FRAZIER
                                                       ------------------------
                                                       Name:  W. Robinson Frazier
                                                       Title:  President
                                                       c/o Frazier & Frazier
                                                       Suite A
                                                       1515 Riverside Avenue
                                                       Jacksonville, Florida  32204



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